Exhibit 99.1

Intrexon Announces Second Quarter and First Half 2017 Financial Results

– Quarterly GAAP revenues of $54.4 million and net loss attributable to Intrexon of $18.7 million including non-cash charges of $17.4 million –

– Adjusted EBITDA of $(2.0) million –

GERMANTOWN, MD, August 9, 2017 – Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced its second quarter and first half financial results for 2017.

Business Highlights and Recent Developments:

•	Accelerated plans to move the healthcare business into Precigen, Inc., a wholly owned subsidiary of Intrexon transitioning into a fully-integrated biotherapeutics company and leading player in gene and cell therapy. The consolidation of health-related assets is ongoing and the Company is on track to complete this project by year-end 2017;

•	After attaining commercially relevant yields on two high-value industrial molecules, isbobutyraldehyde and 2,3 butanediol (2,3 BDO), retained Moelis & Company to advise on strategic and financial options, later converting the assignment to a transactional objective;

•	Announced EnviroFlight, LLC, Intrexon’s joint venture with Darling Ingredients Inc. (NYSE: DAR), plans to build the largest commercial-scale black soldier (BSF) larvae production facility in the United States, significantly expanding the production of advanced ingredients for sustainable feed and nutrition derived from BSF with initial capacity expected in the first quarter of 2018;

•	Entered into an exclusive collaboration with Johnson Matthey (LSE: JMAT), a global leader in science that enables cleaner air, improved health and more efficient use of natural resources, focused on the development of microbial strains for fermentative production of peptide-based active pharmaceutical ingredients;

•	Entered into a research collaboration agreement with Huvepharma EOOD, a global pharmaceutical company, for the utilization and first commercial application of Intrexon’s proprietary fungal expression platform to produce a novel animal feed enzyme;

•	AquaBounty Technologies, Inc. (NASDAQ: AQB), a majority-owned subsidiary of Intrexon, entered into an agreement to purchase certain assets of Bell Fish Company, including its land-based farming facility in Albany, Indiana, and recently achieved a major milestone with the first sales of eco-friendly AquAdvantage® salmon in Canada;

•	Completed the acquisition of GenVec, Inc. and announced plans to integrate GenVec’s industry-leading gene delivery system with Intrexon’s synthetic biology technologies to develop a next generation adenoviral platform with a significantly higher payload capacity that exceeds 30kb as compared to current viral delivery methods ranging from 4.5kb – 9kb;

•	Announced development update on next-generation chimeric antigen receptor T cell (CAR-T) therapy for cancer in strategic collaboration with ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) and the biopharmaceutical division of Merck KGaA, Darmstadt, Germany, using Sleeping Beauty non-viral gene integration and the proprietary RheoSwitch Therapeutic System® (RTS®) platform to regulate expression of membrane-bound interleukin-15 co-expressed with CAR targets;

•	Collaborator ZIOPHARM announced the initiation of enrollment in the stereotactic arm of its Phase 1 multicenter study of Ad-RTS-hIL-12 + veledimex in patients with recurrent glioblastoma (rGBM), which will serve as a lead-in to their next phase of development for this controlled IL-12 gene therapy in brain tumors, including planned anti-PD-1 combination therapy and pediatric studies;

•	Collaborator ZIOPHARM announced updated positive Phase 1 results at the American Society of Clinical Oncology (ASCO) Annual Meeting for its lead gene therapy product candidate, Ad-RTS-hIL-12 + veledimex, for the treatment of rGBM with median overall survival in the expanded 20 mg cohort of 12.5 months, with a mean follow-up time of 9.2 months;

•	Collaborator ZIOPHARM announced acceptance by the U.S. FDA of investigator-initiated Investigational New Drug application for a Phase 1 trial of CD33-specific CAR-T cell therapy targeting relapsed or refractory acute myeloid leukemia and expects the first patient to begin treatment in the third quarter of 2017;

•	For second product candidate developed under the Exclusive Channel Collaboration with Intrexon, collaborator Fibrocell Science, Inc. (NASDAQ: FCSC) announced that the FDA has granted Rare Pediatric Disease Designation of FCX-013, which utilizes the RTS® platform, for the treatment of moderate to severe localized scleroderma, and highlighted pre-clinical data for FCX-013 at the 20th Annual Meeting of the American Society of Gene & Cell Therapy;

•	Oxitec, a wholly owned subsidiary of Intrexon, announced a multi-year contract to launch the Friendly™ Aedes Project in Juiz de Fora, Brazil, the second Brazilian municipality and the first city in the state of Minas Gerais to deploy innovative Friendly™ Aedes in the fight against dangerous Aedes aegypti mosquitoes—the primary vector of dengue, Zika, chikungunya and yellow fever. The project will initially be implemented covering an area of 10,000 residents chosen because of the high prevalence of dengue. Subsequently, deployment will be expanded to cover 50,000 residents;

•	Oxitec’s Friendly™ Aedes received a positive technical evaluation based on standards from the European Food Safety Authority in relation to human health and the environment. The National Institute of Public Health and the Environment in the Netherlands concluded negligible risks releasing Friendly™ Aedes on the island of Saba. France’s High Council for Biotechnology also published a supportive position;

•	Oxitec and the Municipality of Santiago de Cali, Colombia announced a memorandum of understanding to deploy Friendly™ Aedes in the Comuna 16 region, which covers over 104,000 residents, to suppress populations of Aedes aegypti mosquitoes;

•	Announced the addition of Vinita Gupta to Intrexon’s Board of Directors, as well as several management appointments including Helen Sabzevari, Ph.D. as Head of Research and Development of Precigen, Inc. and as Senior Vice President of Intrexon Human Therapeutics, Dr. Mark Carnegie-Brown as CEO of Oxitec, Jorge Espanha as General Manager of Oxitec’s Brazilian subsidiary, Oxitec do Brasil, and Hadyn Parry as Vice President, Corporate Development Europe, the Middle East, and Africa for Intrexon.

Second Quarter 2017 Financial Highlights:

•	Total revenues of $54.4 million, an increase of 4% over the second quarter of 2016;

•	Net loss of $18.7 million attributable to Intrexon, or $(0.16) per basic share, including non-cash charges of $17.4 million;

•	Adjusted EBITDA of $(2.0) million, or $(0.02) per basic share;

•	The net change in deferred revenue related to upfront and milestone payments, which represents the cash and stock received from collaborators less the amount of revenue recognized during the period, was a decrease of $9.4 million compared to a net increase of $116.1 million in the second quarter of 2016;

•	Cash consideration received for reimbursement of research and development services covered 46% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries);

•	Total consideration received for technology access fees, reimbursement of research and development services and products and services revenues covered 65% of consolidated cash operating expenses; and

•	Cash, cash equivalents, and short-term investments totaled $157.2 million, the value of investments in preferred shares totaled $144.7 million, and the value of common equity securities totaled $23.9 million at June 30, 2017.

First Half 2017 Financial Highlights:

•	Total revenues of $107.9 million, an increase of 13% over the first half of 2016;

•	Net loss of $50.1 million attributable to Intrexon, or $(0.42) per basic share, including non-cash charges of $42.0 million;

•	Adjusted EBITDA of $(9.1) million, or $(0.08) per basic share;

•	The net change in deferred revenue related to upfront and milestone payments, which represents the cash and stock received from collaborators less the amount of revenue recognized during the period, was a decrease of $19.6 million compared to a net increase of $129.6 million in the first half of 2016;

•	Cash consideration received for reimbursement of research and development services covered 50% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries); and

•	Total consideration received for technology access fees, reimbursement of research and development services and products and services revenues covered 65% of consolidated cash operating expenses.

“Through the first half of 2017, the Company has furthered its leadership position in engineered biology, and its efforts have translated into a stable and persistent machine that draws from multiple, world-leading technology platforms to generate high-value solutions addressing significant needs across multiple sectors. That so much may be accomplished on a modest expenditure of our shareholder capital is a testament to our unique business and organizational models and to the quality and dedication of our team,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon.

“Looking to the remainder of this year, we expect to see accelerated rollout of our Friendly™ Aedes solution, the commercial launch of Arctic® apples, the initiation of additional innovative gene and cell therapy trials along with data from existing trials, and progress of several types in our methane bioconversion platform, in crop protection, in AquAdvantage® Salmon production as well as in numerous other areas in which our team is engaged. Moreover, while executing on our existing programs always is our top priority, we are very pleased by the resurgence of interest in our space and the shifting away from the incrementalism that has until recently featured so strongly among many commercial-stage companies that operate in the sectors in which we are active,” concluded Mr. Kirk.

Second Quarter 2017 Financial Results Compared to Prior Year Period

Total revenues increased $1.9 million, or 4%, over the quarter ended June 30, 2016. Collaboration and licensing revenues increased $0.7 million from the quarter ended June 30, 2016 due to the recognition of deferred revenue associated with the payment received in June 2016 from ZIOPHARM to amend the collaborations between the parties which was partially offset by a decrease in research and development services as the Company temporarily redeployed certain resources towards supporting prospective new platforms and additional collaborations. Product revenues decreased $0.9 million, or 8%, primarily due to a decrease in the quantities of pregnant cows and live calves sold due to lower customer demand for these products. Gross margin on products improved in the current period primarily due to a decline in the average cost of cows. Service revenues increased $2.0 million, or 14%, due to an increase in the number of bovine in vitro fertilization cycles performed due to higher customer demand. Gross margin on services decreased slightly in the current period primarily due to an increase in royalties and commissions due to vendors.

Research and development expenses increased $5.6 million, or 20%, due primarily to increases in (i) salaries, benefits and other personnel costs for research and development employees, (ii) lab supplies and consulting expenses, and (iii) depreciation and amortization. Salaries, benefits and other personnel costs increased $2.2 million due to an increase in research and development headcount to support new, expanded and prospective collaborations, and to support additional platform technology development. Lab supplies and consulting expenses increased $1.7 million as a result of (i) the progression of certain programs into the preclinical and clinical phases with certain of Intrexon’s collaborators, and (ii) the expansion or improvement of certain of the Company’s platform technologies. Depreciation and amortization increased $1.0 million primarily as a result of the amortization of developed technology acquired from Oxitec. Selling, general and administrative (SG&A) expenses increased $8.6 million, or 28%. Salaries, benefits and other personnel costs increased $6.4 million primarily due to (i) increased headcount to support the Company’s expanding operations and (ii) the reversal of previously recognized stock-based compensation expense for departed employees in the quarter ended June 30, 2016. Legal and professional fees increased $1.7 million primarily due to (i) increased legal fees to defend ongoing litigation and (ii) the Company’s acquisition of GenVec that was completed in June 2017.

Total other income (expense), net, increased $40.5 million, or 181%. This increase was primarily attributable to (i) increases in fair market value of the Company’s equity securities portfolio, investments in preferred stock and other convertible instruments and (ii) dividend income from the Company’s investments in preferred stock.

First Half 2017 Financial Results Compared to Prior Year Period

Total revenues increased $12.0 million, or 13%, over the six months ended June 30, 2016. Collaboration and licensing revenues increased $9.7 million from the six months ended June 30, 2016, due to the recognition of deferred revenue associated with the payment received in June 2016 from ZIOPHARM to amend the collaborations between the parties. Product revenues decreased $1.3 million, or 7%, primarily due to a decrease in the quantities of pregnant cows and live calves sold due to lower customer demand for these products. Gross margin on products improved in the current period primarily due to a decline in the average cost of cows. Service revenues increased $3.3 million, or 14%, due to an increase in the number of bovine in vitro fertilization cycles performed due to higher customer demand. Gross margin on services decreased slightly in the current period primarily due to an increase in royalties and commissions due to vendors.

Research and development expenses increased $14.0 million, or 26%, due primarily to increases in (i) salaries, benefits and other personnel costs for research and development employees, (ii) lab supplies and consulting expenses, and (iii) depreciation and amortization. Salaries, benefits and other personnel costs increased $4.7 million due to an increase in research and development headcount to support new, expanded, and prospective collaborations, and to support additional platform technology development. Lab supplies and consulting expenses increased $5.2 million as a result of (i) the progression of certain programs into the preclinical and clinical phases with certain of Intrexon’s collaborators, and (ii) the expansion or improvement of certain of the Company’s platform technologies. Depreciation and amortization increased $2.3 million primarily as a result of the amortization of developed technology acquired from Oxitec. SG&A expenses increased $0.8 million, or 1%. Salaries, benefits and other personnel costs increased $1.5 million primarily due to increased headcount to support the Company’s expanding operations. Legal and professional fees increased $3.9 million primarily due to (i) increased legal fees to defend ongoing litigation and (ii) the Company’s acquisition of GenVec that was completed in June 2017. These increases were offset by $4.2 million in litigation expenses recorded in the prior period arising from the entrance of a court order in Trans Ova Genetics, L.C.’s trial with XY, LLC.

Total other income (expense), net, increased $65.3 million, or 149%. This increase was primarily attributable to (i) increases in fair market value of the Company’s equity securities portfolio, investments in preferred stock and other convertible instruments and (ii) dividend income from the Company’s investments in preferred stock.

Conference Call and Webcast

The Company will host a conference call today Wednesday, August 9th, at 5:30 PM ET to discuss the second quarter and first half 2017 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 4558525 to join the Intrexon Corporation Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Intrexon’s current financial performance.

Trademarks

Intrexon, Friendly, RheoSwitch Therapeutic System, RTS, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) the volatility of Intrexon’s stock price; (viii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (ix) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (x) the outcomes of pending or future litigation; (xi) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (xii) Intrexon’s ability to retain and recruit key personnel; (xiii) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xiv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xv) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact: Christopher Basta Vice President, Investor Relations Tel: +1 (561) 410-7052 investors@intrexon.com	Corporate Contact: Marie Rossi, Ph.D. Director, Technical Communications Tel: +1 (301) 556-9850 publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$64,360	$62,607
Restricted cash	6,987	6,987
Short-term investments	92,804	174,602
Receivables
Trade, net	22,833	21,637
Related parties	18,728	16,793
Notes, net	—	1,500
Other	2,076	2,555
Inventory	19,146	21,139
Prepaid expenses and other	7,183	7,361

Total current assets	234,117	315,181
Long-term investments	—	5,993
Equity securities	23,901	23,522
Investments in preferred stock	144,742	129,545
Property, plant and equipment, net	92,880	64,672
Intangible assets, net	240,360	225,615
Goodwill	164,931	157,175
Investments in affiliates	21,904	23,655
Other assets	11,151	3,710

Total assets	$933,986	$949,068
Liabilities and Total Equity
Current liabilities
Accounts payable	$8,221	$8,478
Accrued compensation and benefits	9,098	6,540
Other accrued liabilities	22,275	15,776
Deferred revenue	47,662	53,364
Lines of credit	285	820
Current portion of long term debt	434	386
Deferred consideration	6,967	8,801
Related party payables	744	440

Total current liabilities	95,686	94,605
Long term debt, net of current portion	7,684	7,562
Deferred revenue, net of current portion	237,656	256,778
Deferred tax liabilities	16,266	17,007
Other long term liabilities	5,144	3,868

Total liabilities	362,436	379,820

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,355,956	1,325,780
Accumulated deficit	(780,865)	(729,341)
Accumulated other comprehensive loss	(24,221)	(36,202)

Total Intrexon shareholders’ equity	550,870	560,237
Noncontrolling interests	20,680	9,011

Total equity	571,550	569,248

Total liabilities and total equity	$933,986	$949,068

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)	Three months ended		Six months ended
	June 30,		June 30,

	2017	2016	2017	2016
Revenues
Collaboration and licensing revenues	$28,164	$27,481	$61,229	$51,554
Product revenues	9,980	10,884	18,110	19,439
Service revenues	15,884	13,927	27,915	24,592
Other revenues	405	209	683	354

Total revenues	54,433	52,501	107,937	95,939

Operating Expenses
Cost of products	8,861	10,753	17,624	20,315
Cost of services	7,988	6,332	14,792	12,004
Research and development	34,011	28,375	68,191	54,231
Selling, general and administrative	38,843	30,263	73,981	73,144

Total operating expenses	89,703	75,723	174,588	159,694

Operating loss	(35,270)	(23,222)	(66,651)	(63,755)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities and preferred stock	8,687	(23,469)	7,065	(45,800)
Interest expense	(181)	(267)	(360)	(532)
Interest and dividend income	4,743	713	9,367	1,323
Other income, net	4,879	676	5,474	1,237

Total other income (expense), net	18,128	(22,347)	21,546	(43,772)
Equity in net loss of affiliates	(3,333)	(5,053)	(8,280)	(10,696)

Loss before income taxes	(20,475)	(50,622)	(53,385)	(118,223)
Income tax benefit	813	591	1,346	2,872

Net loss	$(19,662)	$(50,031)	$(52,039)	$(115,351)
Net loss attributable to the noncontrolling interests	998	967	1,976	1,858

Net loss attributable to Intrexon	$(18,664)	$(49,064)	$(50,063)	$(113,493)

Net loss per share, basic and diluted	$(0.16)	$(0.42)	$(0.42)	$(0.97)

Weighted average shares outstanding, basic and diluted	119,731,042	118,141,377	119,346,050	117,501,264

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, shares issued as compensation for services, bad debt expense, litigation expense, realized and unrealized appreciation or depreciation in the fair value of equity securities and preferred stock, and equity in net loss of affiliates. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitate comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in a manner similar to how its management and Board of Directors evaluate operating results (except for the impact of the change in deferred revenue related to upfront and milestone payments, which is adjusted in the measures evaluated by management and the Board of Directors as discussed below). While Intrexon believes that its non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Shares issued as compensation for services and bad debt expense are noncash expenses which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term, except as otherwise disclosed;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•	Litigation expense is an estimate of the net amount due, including prejudgment interest, as a result of the final court order from Trans Ova’s trial with XY, LLC. Intrexon believes it has compelling grounds to overturn the adverse rulings of the court order through appellate action and that, as a result, the amount of the damages could be reduced or eliminated.

Furthermore, supplemental information about the impact of the change in deferred revenue related to upfront and milestone payments is provided below. GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company initially defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. The supplemental information about the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Management and the Board of Directors consider this information in evaluating Intrexon’s operating performance as they believe it permits the quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands)
Net loss attributable to Intrexon	$(18,664)	$(49,064)	$(50,063)	$(113,493)
Interest expense	165	217	329	456
Income tax benefit	(813)	(591)	(1,346)	(2,872)
Depreciation and amortization	7,366	5,905	14,636	11,434

EBITDA	$(11,946)	$(43,533)	(36,444)	(104,475)
Stock-based compensation	11,982	6,631	19,871	19,797
Shares issued as payment for services	2,795	2,606	5,710	5,689
Bad debt expense	573	343	582	1,183
Litigation expense	—	—	—	4,228
Unrealized and realized (appreciation) depreciation in fair value of equity securities and preferred stock	(8,687)	23,469	(7,065)	45,800
Equity in net loss of affiliates	3,333	5,053	8,280	10,696

Adjusted EBITDA	$(1,950)	$(5,431)	$(9,066)	(17,082)

Weighted average shares outstanding, basic and diluted	119,731,042	118,141,377	119,346,050	117,501,264
Adjusted EBITDA per share, basic and diluted	$(0.02)	$(0.05)	$(0.08)	$(0.15)

Supplemental information:
Impact of change in deferred revenue related to upfront and milestone payments	$(9,415)	$116,088	$(19,605)	$129,606